                                                                      EXHIBIT 99


                                  [LETTERHEAD]


INVESTOR CONTACT:                                               MEDIA CONTACT:
Tony Brausen                                                    Chris Malecek
Vice President & Chief Financial Officer                        Weber Shandwick
Tennant Company                                                 952-346-6181
763-540-1553

              TENNANT PLANS TO TRANSFER GERMAN EQUIPMENT PRODUCTION
                            TO CONTRACT MANUFACTURER

      OUTSOURCING AGREEMENT TO BENEFIT OPERATING PROFIT IN 2002 AND BEYOND

    RELATED RESTRUCTURING CHARGES TO BE SUBSTANTIALLY OFFSET BY ONE-TIME GAIN


MINNEAPOLIS, Feb. 7, 2001 - Tennant Company (NYSE: TNC) announced today that it plans to close a leased manufacturing facility in Waldhausen, Germany and transfer the related production to a contract manufacturer based in the Czech Republic. The move is expected to enhance Tennant's operating profit beginning in 2002, with benefits exceeding $1.5 million annually on a pre-tax basis in 2003 and beyond. The contract manufacturer is an ISO 9001 certified company that currently provides contract manufacturing services for several U.S. and European companies.
         The transfer of production is expected to result in after-tax restructuring and other nonrecurring charges totaling approximately $3.5 to $4 million, or $.38 to $.44 per share. Tennant plans to record the majority of the charges in its first quarter, which ends March 31, 2001.
         For the full year, the company expects a nonrecurring pension settlement gain to have the effect of substantially offsetting these charges. The pension settlement gain is estimated to total approximately $3.2 to $3.6 million after tax, or $.35 to $.39 per share. This non-cash gain is an accounting adjustment that will be recorded once the company receives U.S. Internal Revenue Service approval for changes being made to its defined benefit retirement plan. The company expects to receive that approval in the second half of the current year.

2--Tennant to Transfer German Equipment Production . . .

         "Transferring the operations currently based in our Waldhausen plant to a contract manufacturer is part of our ongoing effort to improve our return on invested capital and economic profit," said Janet M. Dolan, Tennant Company's president and chief executive officer. "By moving production of the products we currently manufacture at Waldhausen to a well-qualified contractor, we will significantly reduce our product costs, while also reducing the corporate overhead associated with this facility. This will help us make further progress toward our goal of achieving operating margins of 10.5% or better," said Dolan.
         In 2001, the net impact of this action, including inefficiencies associated with the transfer of the Waldhausen production operations to the contractor, could reduce earnings per share by up to $.03 per share, before the restructuring and other nonrecurring charges, according to Dolan.
         Tennant added the Waldhausen plant when it acquired Paul Andra KG, a German manufacturer of commercial floor cleaning and maintenance equipment, in January 1999. The plant manufactures floor buffers and small scrubbers.
         Approximately 75 positions at the plant will be eliminated by the transfer of production to the contractor. Severance and termination discussions have begun with the Waldhausen Works Council, an organization representing employee and community interests, and are expected to be completed in the coming months. Tennant sales and customer service personnel for Germany will remain located in Waldhausen.
         For the year ending December 31, 2001, Tennant expects a nonrecurring pension settlement gain to have the effect of substantially offsetting charges related to closing the Waldhausen plant. This non-cash accounting gain is required as a result of Tennant's transition away from a defined benefit retirement program for its employees toward an enhanced defined contribution plan. The company expects the Internal Revenue Service approval that would trigger recognition of the gain to occur in the second half of 2001 based on typical IRS review and approval time periods. Overall, the changes in the company's retirement plans are

3--Tennant to Transfer German Equipment Production

not expected to significantly increase nor decrease retirement benefit plan expenditures compared with the average expenditures over the past three years.

COMPANY PROFILE

         Tennant is a world-leading manufacturer of nonresidential floor maintenance and outdoor cleaning equipment, floor coatings and related offerings. Its products include scrubbers, sweepers, extractors, buffers and other specialized floor cleaning equipment and supplies, plus a complete line of industrial floor coatings. Tennant's stock is traded on the New York Stock Exchange under the symbol TNC. For more information about Tennant and to register to receive emailed notification of the company news releases, visit www.tennantco.com.
         THIS NEWS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS INVOLVING RISKS AND UNCERTAINTIES. THESE INCLUDE FACTORS THAT AFFECT ALL BUSINESSES OPERATING IN A GLOBAL MARKET AS WELL AS MATTERS SPECIFIC TO THE COMPANY AND THE MARKETS IT SERVES. PARTICULAR RISKS AND UNCERTAINTIES CURRENTLY FACING TENNANT INCLUDE, BUT ARE NOT LIMITED TO: THE ABILITY TO IMPLEMENT ITS PLANS TO INCREASE WORLDWIDE MANUFACTURING EFFICIENCIES; POLITICAL AND ECONOMIC UNCERTAINTY THROUGHOUT THE WORLD; INFLATIONARY PRESSURES; THE POTENTIAL FOR INCREASED COMPETITION IN THE COMPANY'S BUSINESSES FROM COMPETITORS THAT HAVE SUBSTANTIAL FINANCIAL RESOURCES; THE POTENTIAL FOR SOFT MARKETS IN CERTAIN REGIONS, INCLUDING NORTH AMERICA, ASIA, LATIN AMERICA AND EUROPE; THE RELATIVE STRENGTH OF THE U.S. DOLLAR, WHICH AFFECTS THE COST OF THE COMPANY'S PRODUCTS SOLD INTERNATIONALLY; THE ABILITY TO SUCCESSFULLY IMPLEMENT THE SAP ENTERPRISE RESOURCE PLANNING SYSTEM; AND THE COMPANY'S PLAN FOR GROWTH. FOR ADDITIONAL INFORMATION ABOUT FACTORS THAT COULD MATERIALLY AFFECT TENNANT'S RESULTS, PLEASE SEE THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.

                                       ###